Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Forms S-3 No. 333-111532 and No. 333-126186) of Natural Resource Partners L.P. and in the related Prospectus of our reports dated February 27, 2007, with respect to the consolidated financial statements of Natural Resource Partners L.P., Natural Resource Partners L.P. management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting of Natural Resource Partners L.P., and the consolidated balance sheet of NRP (GP) LP (Exhibit 99.1) included in this Annual Report (Form 10-K) for the year ended December 31, 2006.
ERNST & YOUNG LLP
Houston, Texas
February 27, 2007